(KIRKLAND’S LOGO)

News Release

Contact: Mike Madden Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS SECOND QUARTER RESULTS

JACKSON, Tenn. (August 29, 2006) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week and 26-week periods ended July 29, 2006.

Net sales for the second quarter ended July 29, 2006, increased 4.8% to $91.0 million compared with $86.8 million for the second quarter ended July 30, 2005. Comparable store sales for the second quarter of fiscal 2006 decreased 9.0% compared with a 10.2% decrease for the second quarter of fiscal 2005. The Company reported a net loss of $5.6 million, or $0.29 per diluted share, for the second quarter of fiscal 2006 compared with a net loss of $5.7 million, or $0.29 per diluted share, for the prior-year period. The results for the second quarter of fiscal 2006 include a one-time charge of $0.02 per share, or $728,000 before tax, related to an agreement entered into during the quarter with the Company’s Chief Executive Officer providing for certain compensatory and health benefits which take effect if and when he no longer works for the Company.

Net sales for the 26-week period ended July 29, 2006, increased 7.0% to $183.6 million from $171.5 million for the 26-week period ended July 30, 2005. Comparable store sales for the 26 weeks ended July 29, 2006, decreased 7.1% compared with a 10.3% decrease in the prior-year period. The Company reported a net loss of $8.6 million, or $0.44 per diluted share, for the first half of 2006, including the one-time charge of $0.02 per share mentioned above, compared with a net loss of $7.3 million, or $0.38 per diluted share, for the first half of 2005.

Robert Alderson, Kirkland’s Chief Executive Officer, said, “Customer traffic trends were difficult during the quarter. We were able to offset some of the impact from this weakness during the quarter with better product margin and lower freight and distribution costs. We also have managed inventory levels tightly and are in good position at the end of the quarter. Our focus remains squarely on continuing to work through and refine the merchandise content in our stores. On an absolute basis, inventories are only slightly above prior-year levels despite having 29 more stores in operation, which positions us well heading into the very important back half of the year.”

Third Quarter and Fiscal 2006 Outlook
The Company issued guidance for the third quarter ending October 28, 2006, of a net loss of $0.18 to $0.22 per diluted share, compared with a net loss of $0.13 per diluted share in the prior-year period. Net sales are expected to be $93 million to $96 million, with a comparable store sales decrease of 6% to 9% compared with net sales of $90.2 million and a comparable store sales decrease of 3.4% in the prior-year period.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Second Quarter Results

August 29, 2006

The Company expects to report earnings for fiscal 2006 in a range of $0.00 to $0.10 per diluted share, net sales of approximately $445 million to $455 million, and a comparable store sales decrease of 3% to 5%. These comparable store sales figures reflect a 53 week retail year for fiscal 2006 as compared to 52 weeks for fiscal 2005. The Company expects to open approximately 50-55 new stores and close 30 stores, or a net increase of 20 to 25 stores in fiscal 2006.

Mr. Alderson added, “While our bottom line results have yet to be impacted positively by the changes we are making in merchandising, we anticipate progress as we move through the second half of the year. Inventory levels are good, and we are making significant progress in SKU reduction and control. New, trend-right product aimed at a broader customer base and bought in greater depth for key items will be arriving throughout the back half of the year. This new product also reflects a renewed commitment to the gift component of our merchandise mix that is important for fourth quarter business. We expect to present our customers with a tighter, more focused assortment and a fresher look in all merchandise categories. While we remain concerned about traffic trends and the macroeconomic factors affecting consumer spending in the home sector, we are confident we are headed in the right direction.”

Investor Conference Call and Web Simulcast
Kirkland’s will conduct a conference call today at 11:00 a.m. EDT to discuss the second quarter earnings release and other Company developments, including the outlook for fiscal 2006. The number to call for this interactive teleconference is (913) 981-5572. A replay of the conference call will be available until September 5, 2006, by dialing (719) 457-0820 and entering the passcode, 4435797.

Kirkland’s will also host a live broadcast of its conference call online at the Company’s website, www.kirklands.com, as well as http://www.videonewswire.com/event.asp?id=34412. The online replay will follow shortly after the call and will continue until September 12, 2006.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 343 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 12, 2006. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Results

August 29, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	July 29,	July 30,
	2006	2005
Net sales	$90,958	$86,768
Cost of sales	69,082	67,196

Gross profit	21,876	19,572
Operating expenses:
Other operating expenses	26,501	25,358
Post-employment benefit charge	728	—
Depreciation and amortization	4,351	3,652
Non-cash stock compensation charge	338	—

Operating loss	(10,042)	(9,438)
Interest expense	57	57
Interest income	(22)	(11)
Other income	(259)	(82)

Loss before income taxes	(9,818)	(9,402)
Income tax benefit	(4,244)	(3,713)

Net loss	$(5,574)	$(5,689)

Loss per share:
Basic	$(0.29)	$(0.29)

Diluted	$(0.29)	$(0.29)

Shares used to calculate loss per share:
Basic	19,428	19,301

Diluted	19,428	19,301

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KIRK Reports Second Quarter Results

August 29, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	26 Weeks Ended
	July 29,	July 30,
	2006	2005
Net sales	$183,564	$171,483
Cost of sales	133,845	125,176

Gross profit	49,719	46,307
Operating expenses:
Other operating expenses	55,151	51,518
Post-employment benefit charge	728	—
Depreciation and amortization	8,636	7,076
Non-cash stock compensation charge	534	—

Operating loss	(15,330)	(12,287)
Interest expense	84	83
Interest income	(130)	(90)
Other income	(338)	(141)

Loss before income taxes	(14,946)	(12,139)
Income tax benefit	(6,346)	(4,794)

Net loss	$(8,600)	$(7,345)

Loss per share:
Basic	$(0.44)	$(0.38)

Diluted	$(0.44)	$(0.38)

Shares used to calculate loss per share:
Basic	19,406	19,296

Diluted	19,406	19,296

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KIRK Reports Second Quarter Results

August 29, 2006

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	July 29, 2006	July 30, 2005	January 28, 2006
ASSETS
Current assets:
Cash and cash equivalents	$386	$462	$14,968
Inventories, net	46,333	45,998	49,180
Other current assets	15,355	14,668	8,683

Total current assets	62,074	61,128	72,831
Property and equipment, net	71,701	65,851	72,091
Other long-term assets	1,848	1,567	1,662

Total assets	$135,623	$128,546	$146,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$600	$2,694	$—
Accounts payable	20,211	22,405	24,231
Other current liabilities	16,943	14,509	18,942

Total current liabilities	37,754	39,608	43,173
Deferred rent and other long-term liabilities	38,857	30,139	37,003

Total liabilities	76,611	69,747	80,176

Net shareholders’ equity	59,012	58,799	66,408

Total liabilities and shareholders’ equity	$135,623	$128,546	$146,584

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